Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

Dennard - Lascar Associates, LLC

Ken Dennard / ken@dennardlascar.com

Jenny Zhou / jzhou@dennardlascar.com

713-529-6600

Main Street Announces Amendment of its Credit Facility

Amendment Includes Extended Maturity and Improved Pricing

HOUSTON — November 24, 2015 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced the amendment of its five-year credit facility (the “Credit Facility”).  The recently closed amendment provides several benefits to Main Street, including (i) a reduced interest rate on borrowings to the applicable LIBOR rate plus 1.875% so long as Main Street maintains an investment grade rating and satisfies certain agreed upon excess collateral and leverage requirements, (ii) an extension of the final maturity by one year to September 2020, with the facility available on a fully revolving basis for the entire term, and (iii) a significant increase in the amount of unsecured debt Main Street is permitted to incur, providing Main Street additional financial flexibility in its capital structure.  The amended Credit Facility includes the participation of fourteen banks with total commitments of $555.0 million and an accordion feature that allows for an increase in total commitments of up to $750.0 million from new and existing lenders on the same terms and conditions as the existing commitments.  In addition to the extended maturity, Main Street continues to maintain two, one-year extension options under the amended Credit Facility which could extend the final maturity of the facility for up to two additional years.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.” In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

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